Exhibit 23















Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:  Hannaford Bros. Co.
     Registrations on Form S-8

We are aware that our report dated October 17, 1996, on our review of interim financial information of Hannaford Bros. Co. and Subsidiaries as of September 28, 1996, and for the three month and nine month periods ended September 28, 1996 and September 30, 1995, and included in this Form 10-Q is incorporated by reference in the Company's registration statements on Form S-8 (Numbers 2-77902, 2-77903, 2-98387, 33-1281, 33-22666, 33-31624, 33-45273, 33-60119,
33-60655 and 33-60691). Pursuant to rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



s/Coopers & Lybrand L.L.P.

Portland, Maine
November 1, 1996